Exhibit 99

CACI Reports Record Results for Its Fiscal 2011 Fourth Quarter and Full Year and Raises Fiscal 2012 Guidance

Net income before earn-out adjustment increased 44.8 percent for the quarter and 31.2 percent for the year

Diluted EPS before earn-out adjustment increased 40.9 percent for the quarter and 28.6 percent for the year

Operating income before earn-out adjustment increased 36.3 percent for the quarter and 25.3 percent for the year

Revenue increased 13.5 percent for the quarter and 13.6 percent for the year

Organic revenue growth of 11.5 percent for the quarter and 11.6 percent for the year

Operating cash flow increased 7.9 percent to $226.0 million for the year

ARLINGTON, Va.--(BUSINESS WIRE)--August 17, 2011--CACI International Inc (NYSE: CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its fourth fiscal quarter and full fiscal year ended June 30, 2011.

Fourth Quarter Results

The following table summarizes results computed in accordance with Generally Accepted Accounting Principles (GAAP), including the positive effect on operating income, net income and diluted earnings per share of earn-out adjustments.

(in millions except per share data)	Q4, FY11	Q4, FY10	% Change
Revenue	$963.2	$848.7	13.5%
Operating income	$78.1	$54.0	44.7%
Net income	$45.9	$29.9	53.5%
Diluted earnings per share	$1.44	$0.96	49.3%

We are pleased to report record fourth quarter Fiscal Year 2011 (FY11) revenue of $963.2 million, an increase of 13.5 percent from the fourth quarter of Fiscal Year 2010 (FY10). The revenue increase was driven primarily by organic growth of 11.5 percent, reflecting continued growth in our C4ISR Solutions and Services, Cyber Solutions, Enterprise IT Management, and Program Management and SETA Services core competencies.

Pro Forma Fourth Quarter Results

In FY10, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represent potential additional purchase consideration based on the acquired company’s performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. In the fourth quarter of our FY11, the liabilities decreased $8.2 million, with a corresponding increase to operating income, due to reductions in the fair values of the earn-out liabilities. In the fourth quarter of FY10, the liabilities decreased, and operating income increased, by $2.7 million. To provide a comparison of our results excluding these earn-out adjustments, pro forma results for the fourth quarter of FY11 and FY10 are shown below.

(in millions except per share data)	Q4, FY11	Q4, FY10	% Change
Revenue	$963.2	$848.7	13.5%
Pro forma operating income, a non-GAAP measure	$69.9	$51.3	36.3%
Pro forma net income, a non-GAAP measure	$40.9	$28.3	44.8%
Pro forma diluted earnings per share, a non-GAAP measure	$1.28	$0.91	40.9%

Pro forma operating income grew 36.3 percent over the prior year period to a record $69.9 million, driven by strong growth in direct labor and continued cost control. We also benefitted from a lower than expected tax rate. Pro forma net income for the fourth quarter of FY11 was a record $40.9 million, or $1.28 pro forma diluted earnings per share, an increase of 44.8 percent over pro forma net income of $28.3 million, or $0.91 pro forma diluted earnings per share, for the same period in FY10. Net cash provided by operations in the quarter was $79.1 million. (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 14.)

CEO Commentary and Outlook

Paul Cofoni, CACI's President and CEO, said, "In Fiscal 2011, we delivered on our financial goals of mid- to high-single-digit organic revenue growth and double-digit earnings growth. We achieved record results in revenue, operating income, EPS, and cash flow, and our strong funding orders for the year – the highest in CACI’s history – give us confidence that we will sustain our top and bottom line growth into the future. Our Board of Directors has replaced our $175 million share repurchase authorization with an authorization to repurchase up to 4 million shares, and we fully expect to implement a corresponding repurchase plan which is expected to deliver further value to our shareholders.”

Mr. Cofoni added, “Our strong performance results are directly attributable to our growth strategy to pursue high-priority, well-funded markets; our operational excellence; our success in capitalizing on opportunities in emerging markets; and our ability to compete for and win new business. We believe the government is committed to achieving a balanced deficit reduction that will not put national security at risk, and we continue to see growth opportunities and funding in our strategic focus areas of defense, intelligence, homeland security, cybersecurity, and IT modernization and transformation of government.

"Persistent threats to our national security continue to create strong demand for CACI's innovative C4ISR solutions and services, and federal budgetary constraints are increasing the demand for our IT modernization and government transformation capabilities that can reduce costs, increase productivity, and provide improved service to taxpayers. Our momentum is accelerating in the high-growth cyber arena with FY11 cybersecurity awards totaling over $120 million while our acquisition of Pangia Technologies and planned purchase of Paradigm Holdings offer additional significant cybersecurity capabilities. We also expect growth as a result of our significant inroads into the healthcare IT market in FY11, including our recent prime position on the Department of Veterans Affairs $12 billion Transformation Twenty-One Total Technology IDIQ contract.

“We are celebrating our 50th year of serving clients with excellence, delivering value to our shareholders, and providing opportunities for our diverse employee team to be the best. Our Fiscal Year 2011 achievements and forward momentum give us the confidence to raise our guidance for Fiscal Year 2012. We look forward to another year of meeting our financial goals while creating new value for our clients and our shareholders."

Additional Financial Metrics

(in millions except per share data)	Q4, FY11	Q4, FY10	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$84.4	$65.1	29.7%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$1.71	$1.50	13.8%
Days sales outstanding	52	55

Fourth Quarter Contract Funding Orders and Awards

  Contract funding orders in the fourth quarter were $871.5 million compared with $895.4 million in the year earlier quarter. Contract funding orders for FY11 were $3.6 billion, a 5.0 percent increase over FY10.
  Funded backlog at June 30th was $1.8 billion compared with $1.9 billion at June 30, 2010. Total backlog at June 30th was $6.8 billion, the same as a year ago.
  During the fourth quarter, we won contract awards with an estimated value of $550 million. Approximately one-half of these awards were for new business. Fourth quarter awards included:
    Approximately $183 million in awards under the Strategic Services Sourcing (S3) contract.
    Approximately $136 million in previously unannounced national security-related awards.
  Not included in the above estimated value of awards in the quarter is:
    Our prime position on the Department of Veterans Affairs five-year, multiple award, IDIQ Transformation Twenty-One Total Technology contract with a $12 billion ceiling. This award is for new work.

Other Significant Fourth Quarter Highlights

  In May 2011, we announced a $175 million share repurchase authorization. In August 2011, this authorization was replaced by a Board authorization to repurchase up to 4 million shares of our stock.
  We completed the $50 million share repurchase program initiated in August 2010. Under this program, we repurchased a total of 966,116 shares at an average price of $51.74 per share.
  We entered into a definitive agreement to acquire Pangia Technologies, LLC, a software engineering company that provides technical solutions in the areas of computer network operations, information assurance, mission systems, software and systems engineering, and IT infrastructure support. This acquisition broadens CACI's cybersecurity solutions capabilities. The transaction closed on July 1, 2011.

Fourth Quarter Recognition

  CACI advanced to 14th on Washington Technology’s list of Top 100 Federal Prime Contractors, up from 16th.
  CACI achieved its third consecutive win as one of CivilianJobs.com's Most Valuable Employers (MVE) for Military. The 2011 MVE recognition honors employers whose recruiting, training and retention plans provide outstanding support for career-seeking veterans.
  CACI’s Recruiting and Workforce Planning team won the ERE Recruiting Excellence Award for Recruiting Department of the Year. ERE (the Electronic Recruiting Exchange) is the world’s largest online community and forum for recruiting professionals.

Subsequent Event

On July 25, 2011, we announced that we had signed a definitive agreement to acquire Paradigm Holdings, Inc., the parent of Paradigm Solutions Corporation. This acquisition, which we expect to close in the Fall of 2011, will expand our cybersecurity capabilities and continue to increase our strong presence in supporting national security missions.

Twelve Month Results

The following table summarizes GAAP results, including the positive effects of earn-out adjustments.

(in millions except per share data)	12 Months, FY11	12 Months, FY10	% Change
Revenue	$3,577.8	$3,149.1	13.6%
Operating income	$251.4	$194.8	29.1%
Net income	$144.2	$106.5	35.4%
Diluted earnings per share	$4.61	$3.47	32.7%

Revenue in FY11 grew 13.6 percent to a record $3.6 billion. Revenue in all of our core competencies grew in FY11, led by our C4ISR Solutions and Services core competency, followed by increases in our Data, Information and Knowledge Management and Program Management and SETA Services core competencies. Organic revenue growth for FY11 was 11.6 percent.

Pro Forma Twelve Month Results

In FY10, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represent potential additional purchase consideration based on the acquired company’s performance post acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. During FY11, the liabilities decreased $10.1 million with a corresponding increase to operating income, due to reductions in the fair value of the earn-out liabilities. During FY10, the liabilities decreased, and operating income increased, by $2.1 million. To provide a comparison of our results excluding these earn-out adjustments, pro forma results for FY11 and FY10 are shown below.

(in millions except per share data)	12 Months, FY11	12 Months, FY10	% Change
Revenue	$3,577.8	$3,149.1	13.6%
Pro forma operating income, a non-GAAP measure	$241.3	$192.7	25.3%
Pro forma net income, a non-GAAP measure	$138.1	$105.2	31.2%
Pro forma diluted earnings per share, a non-GAAP measure	$4.41	$3.43	28.6%

Pro forma operating income increased 25.3 percent in FY11 to $241.3 million, primarily as a result of a 9.5 percent growth in direct labor and ongoing cost control. Pro forma net income for FY11 was $138.1 million, or $4.41 diluted earnings per share, an increase of 31.2 percent over pro forma net income of $105.2 million, or $3.43 pro forma diluted earnings per share, in FY10. Net cash provided by operations in FY11 was $226.0 million, an increase of 7.9 percent over FY10 net cash provided by operations of $209.3 million. Revenue, pro forma operating income, pro forma net income and operating cash flow all reached record levels in FY11 (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 14.)

Additional Financial Metrics

	12 Months,	12 Months,
(in millions except per share data)	FY11	FY10	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure	$298.2	$245.0	21.7%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$6.12	$5.34	14.5%

Key FY11 Contract Awards and Highlights

  During FY11, contract awards were $3.2 billion, a 56 percent increase over FY10. Of these awards, $499 million were previously unannounced and received during the first nine months of FY11, and were not included in our previous year-to-date estimated total. Key FY11 contract awards included:
    Approximately $1.1 billion in awards on the S3 contract. Since March 2006, we have been awarded approximately $3.5 billion in task orders on this vehicle.
    A $91 million, five-year prime contract to support the Department of Veterans Affairs Virtual Lifetime Electronic Record (VLER) initiative. This award was for new work.
    A $75 million, four-and-one-half year prime contract to support the U.S. Military Entrance Processing Command’s Virtual Interactive Processing System (VIPS). This award was for new work.
  Not included in the estimated value of awards for FY11 above are:
    A prime position on an eight-year, multiple-award, IDIQ contract with a $30 billion ceiling to support the Federal Bureau of Investigation Information Technology Supplies and Support Services program. This award was for new work.
    A prime position on a 10-year, multiple-award, IDIQ contract with a $16.4 billion ceiling to support the U.S. Army Communications and Electronics Command (CECOM) Rapid Response – Third Generation (R2-3G) program. This award was new work for us.
    A prime position on a six-and-one-half year, multiple-award, IDIQ contract with a $1.1 billion ceiling to support the Department of Justice Information Technology Support Services 4 program. This award was for new work.
    A prime position on a 10-year, multiple-award, IDIQ contract with a $1 billion ceiling to support the Centers for Disease Control and Prevention’s (CDC) IT infrastructure work under the CDC Information Management Services contract. This award was for new work.
    A prime position on a seven-year, multiple-award, IDIQ contract with a ceiling value of $460 million to support the U.S. Air Force Network Centric Solutions-2 (NETCENTS-2) Enterprise Integration and Service Management contract. This award was for new work.
  We completed the acquisition of TechniGraphics, Inc. and Applied Systems Research Inc., both leading providers of geospatial and technical services to the Intelligence Community. These acquisitions further our growth in these disciplines and reinforce our commitment to providing end-to-end intelligence solutions.

Other FY11 Recognition

  CACI Chairman of the Board, Dr. J.P. (Jack) London, was inducted as a laureate into the Washington Business Hall of Fame. This lifetime achievement award recognizes Dr. London's accomplishments in growing CACI from a small consulting firm into a worldwide professional services and IT company.
  Two of our teams achieved industry recognition for excellence in customer service. CACI’s Industrial Consulting and Systems Division received the Software Engineering Institute's highest Capability Maturity Model Integration for Development Maturity Level 5 rating for software and systems engineering excellence; and CACI's Global Enterprise Network Services team was certified ISO 20000 for best practices in quality and continuous improvement.
  CACI placed fifth in G.I. Jobs magazine's list of the nation's Top 100 Military-Friendly Employers, up from 31st last year. This award, drawn from a pool of an estimated 5,000 eligible companies, honors CACI's outstanding support for hiring former military and Guard/Reserve personnel.
  CACI was ranked 12th among Military Times Edge’s Best for Vets employers, reflecting the dedication to military hiring shown in our recruiting resources, training, reserve policies, and corporate culture.
  CACI was recognized for Excellence in Innovation by the Profiles in Diversity Journal as part of the publication's Innovations in Diversity Awards competition. The awards honor corporations, organizations, and institutions that have developed innovative solutions for diversity and inclusiveness in the workplace.

CACI Raises Its FY12 Guidance

We are raising our Fiscal Year 2012 (FY12) guidance which we issued on June 29, 2011 due to expected stronger operating performance and the acquisition of Pangia Technologies. The table below summarizes the new guidance ranges for FY12 based on expected GAAP results:

(In millions except for earnings	New	Previous
per share)	FY 2012	FY 2012
	Guidance	Guidance
Revenue	$3,750 - $3,950	$3,750 - $3,950
Net income	$147 - $153	$144 - $150
Effective corporate tax rate	39.5%	39.5%
Diluted earnings per share	$4.70 - $4.90	$4.60 - $4.80
Diluted weighted average shares	31.3	31.3

This guidance represents our views as of August 17, 2011. Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 18, 2011 during which members of our senior management team will be making a brief presentation focusing on fourth quarter and full year results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 72779040. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 18, 2011 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

Celebrating our 50th year in business, CACI sustains an exceptional record of success by providing professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR solutions and services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI solutions help federal clients provide for national security, improve communications and collaboration, secure information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. A member of the Fortune 1000 Largest Companies and the Russell 2000 index, CACI provides dynamic careers for approximately 13,900 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

(Financial Tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Revenue	$963,162	$848,717	13.5%	$3,577,780	$3,149,131	13.6%
Costs of revenue
Direct costs	685,250	602,726	13.7%	2,528,660	2,207,574	14.5%
Indirect costs and selling expenses	185,680	177,887	4.4%	741,652	693,736	6.9%
Depreciation and amortization	14,148	14,133	0.1%	56,067	53,039	5.7%
Total costs of revenue	885,078	794,746	11.4%	3,326,379	2,954,349	12.6%
Operating income	78,084	53,971	44.7%	251,401	194,782	29.1%
Interest expense and other, net	5,646	5,479	3.0%	23,144	26,353	-12.2%
Income before income taxes	72,438	48,492	49.4%	228,257	168,429	35.5%
Income taxes	26,324	18,198	44.7%	83,105	61,171	35.9%
Net income before noncontrolling interest in earnings of joint venture	46,114	30,294	52.2%	145,152	107,258	35.3%
Noncontrolling interest in earnings of joint venture	(213)	(394)	-45.9%	(934)	(743)	25.7%
Net income attributable to CACI	$45,901	$29,900	53.5%	$144,218	$106,515	35.4%

Basic earnings per share	$1.52	$0.99	53.9%	$4.76	$3.53	34.8%
Diluted earnings per share	$1.44	$0.96	49.3%	$4.61	$3.47	32.7%

Weighted average shares used in per share computations:
Basic	30,162	30,241		30,281	30,138
Diluted	31,895	31,022		31,300	30,676

Statement of Operations Data (Unaudited)

	Quarter Ended			Twelve Months Ended
	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Operating income margin	8.1%	6.4%		7.0%	6.2%
Tax rate	36.4%	37.8%		36.6%	36.5%
Net income margin	4.8%	3.5%		4.0%	3.4%

Proforma EBITDA*	$84,395	$65,074	29.7%	$298,209	$245,020	21.7%
Proforma EBITDA Margin	8.8%	7.7%		8.3%	7.8%

Proforma adjusted net income*	$54,494	$46,572	17.0%	$191,540	$163,915	16.9%
Proforma diluted adjusted earnings per share	$1.71	$1.50	13.8%	$6.12	$5.34	14.5%

* See Reconciliation of Net Income to Pro Forma Earnings before Interest, Taxes, Depreciation and Amortization and to Pro Forma Adjusted Net Income on page 13.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2011	6/30/2010
ASSETS:
Current assets
Cash and cash equivalents	$164,817	$254,543
Accounts receivable, net	573,042	531,033
Prepaid expenses and other current assets	44,219	55,170
Total current assets	782,078	840,746

Goodwill and intangible assets, net	1,374,387	1,270,159
Property and equipment, net	62,755	58,666
Other long-term assets	100,911	75,195
Total assets	$2,320,131	$2,244,766

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$278,653
Accounts payable	98,893	98,421
Accrued compensation and benefits	173,586	152,790
Other accrued expenses and current liabilities	157,242	128,559
Total current liabilities	437,221	658,423

Long-term debt, net of current portion	402,437	252,451
Other long-term liabilities	170,857	160,737
Total liabilities	1,010,515	1,071,611

Shareholders' equity	1,309,616	1,173,155
Total liabilities and shareholders' equity	$2,320,131	$2,244,766

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2011	6/30/2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before noncontrolling interest in earnings of joint venture	$145,152	$107,258
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	56,067	53,039
Non-cash interest expense	11,235	10,499
Amortization of deferred financing costs	2,785	2,356
Stock-based compensation expense	17,915	30,750
Provision (benefit) for deferred income taxes	7,587	(4,703)
Undistributed earnings of unconsolidated joint venture	(1,755)	-
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(23,624)	(49,291)
Prepaid expenses and other assets	(18,391)	(11,628)
Accounts payable and accrued expenses	(7,585)	49,765
Accrued compensation and benefits	13,085	9,423
Income taxes receivable and payable	8,590	3,288
Other liabilities	14,903	8,588
Net cash provided by operating activities	225,964	209,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,388)	(22,503)
Purchases of businesses, net of cash acquired	(133,034)	(87,943)
Investment in unconsolidated joint venture, net	(5,964)	(2,428)
Other	798	(3)
Net cash used in investing activities	(152,588)	(112,877)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(138,425)	(53,600)
Proceeds from employee stock purchase plans	4,116	4,501
Proceeds from exercise of stock options	22,077	5,589
Repurchases of common stock	(53,647)	(3,496)
Other	1,546	(7)
Net cash used in financing activities	(164,333)	(47,013)
Effect of exchange rate changes on cash and cash equivalents	1,231	(3,399)
Net (decrease) increase in cash and cash equivalents	(89,726)	46,055
Cash and cash equivalents, beginning of period	254,543	208,488
Cash and cash equivalents, end of period	$164,817	$254,543

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Department of Defense	$779,851	81.0%	$663,617	78.2%	$116,234	17.5%
Federal Civilian Agencies	138,436	14.4%	142,059	16.7%	(3,623)	-2.6%
Commercial	40,787	4.2%	39,752	4.7%	1,035	2.6%
State and Local Governments	4,088	0.4%	3,289	0.4%	799	24.3%
Total	$963,162	100.0%	$848,717	100.0%	$114,445	13.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Department of Defense	$2,858,721	79.9%	$2,450,463	77.8%	$408,258	16.7%
Federal Civilian Agencies	537,687	15.0%	535,467	17.0%	2,220	0.4%
Commercial	166,966	4.7%	146,839	4.7%	20,127	13.7%
State and Local Governments	14,406	0.4%	16,362	0.5%	(1,956)	-12.0%
Total	$3,577,780	100.0%	$3,149,131	100.0%	$428,649	13.6%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Time and materials	$340,549	35.3%	$384,228	45.3%	$(43,679)	-11.4%
Cost reimbursable	387,941	40.3%	285,240	33.6%	102,701	36.0%
Fixed price	234,672	24.4%	179,249	21.1%	55,423	30.9%
Total	$963,162	100.0%	$848,717	100.0%	$114,445	13.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Time and materials	$1,423,184	39.8%	$1,467,556	46.6%	$(44,372)	-3.0%
Cost reimbursable	1,277,326	35.7%	1,033,480	32.8%	243,846	23.6%
Fixed price	877,270	24.5%	648,095	20.6%	229,175	35.4%
Total	$3,577,780	100.0%	$3,149,131	100.0%	$428,649	13.6%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Prime	$851,910	88.4%	$721,625	85.0%	$130,285	18.1%
Subcontractor	111,252	11.6%	127,092	15.0%	(15,840)	-12.5%
Total	$963,162	100.0%	$848,717	100.0%	$114,445	13.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Prime	$3,114,428	87.0%	$2,677,553	85.0%	$436,875	16.3%
Subcontractor	463,352	13.0%	471,578	15.0%	(8,226)	-1.7%
Total	$3,577,780	100.0%	$3,149,131	100.0%	$428,649	13.6%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2011	6/30/2010	$ Change	% Change
Contract Funding Orders	$871,527	$895,373	$(23,846)	-2.7%
	Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	$ Change	% Change
Contract Funding Orders	$3,592,915	$3,422,206	$170,709	5.0%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Direct labor	$231,886	33.8%	$211,760	35.1%	$20,126	9.5%
Other direct costs	453,364	66.2%	390,966	64.9%	62,398	16.0%
Total direct costs	$685,250	100.0%	$602,726	100.0%	$82,524	13.7%

	Twelve Months Ended
(dollars in thousands)	6/30/2011		6/30/2010		$ Change	% Change
Direct labor	$888,035	35.1%	$810,643	36.7%	$77,392	9.5%
Other direct costs	1,640,625	64.9%	1,396,931	63.3%	243,694	17.4%
Total direct costs	$2,528,660	100.0%	$2,207,574	100.0%	$321,086	14.5%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Revenue, as reported	$963,162	$848,717	13.5%	$3,577,780	$3,149,131	13.6%
Less:
Acquired revenue	16,805			64,155
Organic revenue	$946,357	$848,717	11.5%	$3,513,625	$3,149,131	11.6%

Selected Financial Data (Continued)

Reconciliation of Net Income to Pro Forma Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Pro Forma Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share on a pro forma basis, to remove the impact of the earn-out adjustments as we believe these pro forma measures are a better indicator of our ongoing, recurring operations. Pro forma EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, and less the earn-out adjustment described on page 1. Pro forma EBITDA margin is pro forma EBITDA divided by revenue. Pro forma Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the earn-out adjustment described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Pro forma Diluted Adjusted Earnings Per Share is Pro forma Adjusted Net Income divided by diluted weighted-average shares, as reported. Pro forma EBITDA and Pro forma Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Net income, as reported	$45,901	$29,900	53.5%	$144,218	$106,515	35.4%
Plus:
Income taxes	26,324	18,198	44.7%	83,105	61,171	35.9%
Interest income and expense, net	6,214	5,549	12.0%	24,899	26,423	-5.8%
Depreciation and amortization	14,148	14,133	0.1%	56,067	53,039	5.7%
Less:
Earn-out adjustment	(8,192)	(2,706)	202.7%	(10,080)	(2,128)	373.7%
Pro forma EBITDA	$84,395	$65,074	29.7%	$298,209	$245,020	21.7%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Revenue, as reported	$963,162	$848,717	13.5%	$3,577,780	$3,149,131	13.6%
Pro forma EBITDA	$84,395	$65,074	29.7%	$298,209	$245,020	21.7%
Pro forma EBITDA margin	8.8%	7.7%		8.3%	7.8%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Net income, as reported	$45,901	$29,900	53.5%	$144,218	$106,515	35.4%
Plus:
Stock-based compensation	4,806	12,800	-62.5%	17,915	30,750	-41.7%
Depreciation and amortization	14,148	14,133	0.1%	56,067	53,039	5.7%
Amortization of financing costs	511	537	-4.8%	2,785	2,356	18.2%
Non-cash interest expense	2,876	2,688	7.0%	11,235	10,499	7.0%
Less:
Earn-out adjustment	(8,192)	(2,706)	202.7%	(10,080)	(2,128)	373.7%
Related tax effect	(5,556)	(10,780)	-48.5%	(30,600)	(37,116)	-17.6%
Pro forma adjusted net income	$54,494	$46,572	17.0%	$191,540	$163,915	16.9%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Diluted weighted average shares, as reported	31,895	31,022		31,300	30,676
Diluted earnings per share, as reported	$1.44	$0.96	49.3%	$4.61	$3.47	32.7%
Pro forma diluted adjusted earnings per share	$1.71	$1.50	13.8%	$6.12	$5.34	14.5%

Selected Financial Data (continued)

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share
to Pro Forma Amounts
(Unaudited)

As described on page 1, the Company is presenting pro forma Operating Income, Net Income and Diluted Earnings per Share to present results excluding the impact of earn-out adjustments recorded during the fiscal years ended June 30, 2010 and 2011. During its fiscal year ended June 30, 2010, the Company completed two domestic acquisitions with acquisition related contingent consideration, or earn-outs, which represent additional purchase consideration based on the acquired company's performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and are remeasured each quarter, with any change in the fair value of the liabilities reflected in the income statement. In each period presented, the estimated earn-out liability was reduced, resulting in an increase to net income. The reduction in the earn-out liability in each period presented, reflected in the tables below as the "Earn-out adjustment," was recorded in the income statement as a reduction in indirect costs and selling expenses. The Company believes that presenting the key measures of Operating Income, Net Income, and Diluted Earnings per Share without the impact of these reductions in indirect costs and selling expenses provides readers a better indicator of our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Operating income, as reported	$78,084	$53,971	44.7%	$251,401	$194,782	29.1%
Less: Earn-out adjustment	(8,192)	(2,706)	202.7%	(10,080)	(2,128)	373.7%
Pro forma operating income	$69,892	$51,265	36.3%	$241,321	$192,654	25.3%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Net income, as reported	$45,901	$29,900	53.5%	$144,218	$106,515	35.4%
Less: Earn-out adjustment	(8,192)	(2,706)	202.7%	(10,080)	(2,128)	373.7%
Plus: Related tax effect*	3,217	1,063	202.6%	3,958	836	373.4%
Pro forma net income	$40,926	$28,257	44.8%	$138,096	$105,223	31.2%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Diluted weighted average shares, as reported	31,895	31,022		31,300	30,676
Diluted earnings per share, as reported	$1.44	$0.96	49.3%	$4.61	$3.47	32.7%
Pro forma diluted earnings per share	$1.28	$0.91	40.9%	$4.41	$3.43	28.6%

* Computed using an assumed marginal tax rate of 39.3 percent.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com